EXHIBIT 99.1

WINLAND ELECTRONICS, INC. ANNOUNCES APPROVAL OF ALL
PROPOSALS AT ANNUAL SHAREHOLDERS’ MEETING
AND THE ELECTION OF THOMAS J. GOODMANSON AS CHAIRMAN
CONTACT:	Thomas P. de Petra	Cameron Donahue
	Chief Executive Officer	Hayden Communications
	(507) 625-7231	(651) 653-1854
http://www.winland.com/

MANKATO, Minn. /May 8, 2008 / PR Newswire / Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of custom electronic control products and systems, announced today the voting results for proposals considered at its annual shareholders’ meeting held on May 6, 2008.  Four matters were presented for shareholder approval:  1. to set the number of members of the Board of Directors at five; 2. to re-elect Lorin E. Krueger, Thomas J. de Petra, Thomas J. Goodmanson, Richard T. Speckmann and Thomas J. Brady as directors; 3. to increase the number of shares available under the Company’s 1997 Employee Stock Purchase Plan from 100,000 to 300,000; and 4. to approve the Company’s 2008 Equity Incentive Plan.  All proposals were approved by the shareholders.

The Company also announced that at a Board of Directors meeting held on May 6, 2008, Thomas J. Goodmanson was elected as the Chairman of the Company’s Board of Directors.  Mr. Goodmanson has served on the Company’s Board of Directors since June 1, 2007, and replaces Thomas J. de Petra as the Chairman.  Mr. de Petra stepped down as Chairman because of his appointment as the Company’s Chief Executive Officer and President, but he will remain on the Board as a director.

About Winland Electronics

Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland's product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland's core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.